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                                  EXHIBIT 10.1


                        AMENDMENT TO LEASE SCHEDULE #9001

                  This AMENDMENT TO LEASE SCHEDULE #9100 ("Amendment") is made as of March 26, 1999, by and between PENDA CORPORATION, ("Lessee") and FIRSTAR LEASING SERVICES CORPORATION, ("Lessor").

                                   WITNESSETH:

                  WHEREAS, Lessee and Lessor have entered into that certain Master Lease Agreement dated December 26, 1995 (the "Lease") and that Lease Schedule #9100, dated December 26. 1995 (the "Schedule") attached thereto as Exhibit A, for the leasing of certain equipment described more fully therein (the "Equipment'); and

                  WHEREAS, Lessee has requested that Lessor amend the Schedule in order to extend the remaining lease term and to amend the Purchase/Renewal Option under the Schedule; and

                  NOW, THEREFORE, in consideration of the mutual undertakings herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

                  1.       Amendments to the Schedule:

                  a. Section C, Term of the Schedule is hereby amended and restated as follows:

                           "TERM:  The  term  of this  Schedule  commences  on
December 26, 1995, ("Base Lease Commencement Date") and expires on December 26, 2003 ("Initial Term"). Unless sooner terminated as set forth in the MLA and at Lessor's option, this Schedule shall be automatically renewed in its entirety on a monthly basis ("Renewal Term") unless Lessee gives Lessor written notice of nonrenewal sixty (60) days prior to the expiration of the Initial Term of this Schedule (and of any Renewal Term).

                  b. Section D, Base Rent of the Schedule is hereby amended and restated as follows:

                           "BASE RENT:  As rent for the  Equipment  described
in this Schedule, Lessee shall pay Lessor the sum of $28,776.02 ("Base Rent") per month in arrears from the Base Lease Commencement Date through February 26, 1999, followed thereafter by a monthly payment of $18,140.90 in arrears beginning March 26, 1999 and continuing on the same day of each and every month through December 26, 2003 (plus applicable sales/use tax). All Base Rent payments shall be due on the same day of each and every month during the Initial Term of this Schedule (and any Renewal Term)."

                  c. The Stipulated Loss Value of the Schedule is hereby amended, restated and attached hereto as Exhibit B.

                  d. Rider #1A, Purchase/Renewal Option (Fixed) attached to the Schedule is amended, restated and attached hereto as Exhibit C.

                  2. Status of Lease . Lessee hereby certifies that (i) no event has occurred and is continuing that would constitute an Event of Default under the Lease, and (ii) the representations and warranties contained in the Lease and the Schedule are true, correct and complete in all material respects as if made on the date hereof.




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                  3. Effect of Amendment. On and after the date hereof, each reference in the Schedule to "this Schedule", "hereunder", "hereof", "herein" or words of like import referring to the Schedule shall mean and be a reference to the Schedule as amended by this Amendment.

                  4. Lease and Original Schedule. Except as specifically amended by this Amendment and any and all other amendments, the original Schedule and the Lease shall remain in full force and effect and are hereby ratified and confirmed.

                  5. Applicable Law. This Amendment shall be construed and interpreted in accordance with the laws of the State of Minnesota.

                  6. Effective Date. The terms of the original Schedule and all amendments thereto shall be effective with respect to the Equipment, as of the Lease Commencement Date.

                  IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized officers, as of the date set forth above.



                                   LESSEE:  PENDA CORPORATION

                                   By:      /s/Samuel Mostkoff

                                   Title:   Vice President



                                   LESSOR: FIRSTAR LEASING SERVICES CORPORATION


                                   By:      /s/Thomas D. Russett

                                   Title:   VP/Ops. Mgr.






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                                    EXHIBIT C

                                    RIDER #1A

                             TO LEASE SCHEDULE #9001

                    LEASE RENEWAL OR PURCHASE OPTION (FIXED)

         (1)      PURCHASE OPTION:

                  On the last date of the Initial Term of the Schedule, Lessee may purchase for cash all (and only all) of the Equipment under the Schedule for a price equal to 30% of the Original Equipment Cost upon thirty (30) day prior written notice to Lessor.

         (2)      RESALE OPTION:

                  If Lessee elects not to purchase the Equipment pursuant to subsection (1) above, Lessee has the option to sell the Equipment on terms approved by Lessor in writing, unless Lessor, at Lessor's sole discretion, elects to sell the Equipment. In no event shall Lessee sell the Equipment for less than 30 percent of Original Equipment Cost (exclusive of any sales tax and expenses of sale) without Lessor's prior written consent, and in any event, Lessee shall only sell the Equipment upon ten (10) business days prior written notice to Lessor. The Net Sale Proceeds (as defined below) shall be promptly paid to Lessor; provided that (1) if the Net Sale Proceeds exceed 30% of Original Equipment Cost, such excess shall be paid to Lessee (after satisfaction of Lessee's obligations relating to the Schedule); and (2) if the Net Sale Proceeds are less than 30% of Original Equipment Cost, Lessee shall immediately pay to Lessor in good funds the difference thereof up to a maximum of 11% of Original Equipment Cost.

         (3) Lessee's ability to renew the Schedule and exercise the First Purchase Option described above are conditioned upon no event of default having occurred under the MLA prior to Lessee's payment of the amount necessary to renew the Schedule or to purchase the Equipment described therein.

         ACCEPTED BY INITIALING:





         Lessor:  /s/KJH             Lessee:  /s/LEW




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                          EQUIPMENT CONDITION ADDENDUM

                        FOR ROTARY THERMOFORMER MACHINES



         All Rotary Thermoformer Machines, ("Equipment") included under Lease Schedule No.'s 48500-02 and 48500-03 to a Master Lease Agreement dated December 26, 1995 (herein "Lease") shall meet the following minimum condition requirements in the event the Equipment is returned pursuant to Section 11 of the above referenced Lease.

1. The Equipment shall be in such mechanical condition that upon redelivery the Equipment can immediately be reassembled and placed into service by an operator without the need for any modifications, mechanical repairs, replacement parts or replacement components, in the opinion of the Lessor, except to the extent this would constitute an infringement of any of Lessee's patents or would result in diverging any of Lessee's trade secrets or confidential and proprietary processing know-how. The Equipment will be completed as originally invoiced to Lessor. Any modifications by Lessee will improve the capabilities of the Equipment with regard to productivity and will not adversely affect the Equipment's commercial value, in the opinion of the Lessor. All approved additions, modifications or changes will become the property of Lessor, except to the extent this would constitute an infringement of any of Lessee's patents or would result in diverging any of Lessee's trade secrets or confidential and proprietary processing know-how.

2. The Equipment, including all attachments and ancillary systems, will be in compliance with all applicable federal, state, and local statutes, laws, ordinances, or rules and regulations at the location where it was operating, in the opinion of Lessor.

3. At any time during the term of the Lease, Lessee will make the Equipment available for mechanical inspection by the OEM, or other qualified maintenance providers, at Lessor's expense, provided such inspectors sign a Confidentiality Agreement, if so requested by Lessee. Lessee will remove the Equipment from operation for an adequate period of time, in the opinion of Lessor, for the purposes of completing each of these inspections. Inspections will be scheduled so as to not unreasonably interfere with the operations of Lessee's business. Any items not found to be in compliance with the OEM's maintenance standards will be brought into compliance by Lessee within fifteen (15) days of the inspection, to the satisfaction of Lessor.

4. If the Equipment is taken out of operation for more than ninety (90) days, measures prescribed by the OEM will be taken to place the Equipment in long term storage. During the storage period Lessee will follow the recommendation of the OEM relative to maintenance of the Equipment.

5. At least fifteen (15) days, but not more than thirty (30) days prior to redelivery of the Equipment, Lessor at Lessee's expense will have a qualified service technician, acceptable to Lessor, submit a written report of the Equipment's mechanical condition based upon a comprehensive inspection of the Equipment, provided, however, that such technician signs a Confidentiality Agreement, if so requested by Lessee. Lessee will remove the Equipment from operation for an adequate period of time, in the opinion of Lessor, for the purpose of completing the inspection. This report shall state in detail the mechanical condition of the Equipment and each of its components. Any items not found to be in compliance with the OEM's maintenance standards will be brought into compliance by Lessee prior to return of the Equipment. Such OEM standards are typically found in Care and Maintenance Manuals, Operating Manuals, Service Bulletins, and any other OEM publications relative to care and maintenance of the Equipment. Revisions to these manuals or other information subsequently published by the OEM relative to the operation, care and maintenance of the Equipment will become a standard to be complied with at redelivery.




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


6. Lessee, prior to redelivery and upon request of the Lessor and at Lessee's expense, will disassemble, prepare for shipment and load the Equipment, under the supervision of Lessor, or a party designated by Lessor (such as a representative from the OEM), so that it may be transported in a manner consistent with the OEM's guidelines, industry standards, or the Lessor's guidelines.

7. The Equipment will be clean and free of all foreign material, to the satisfaction of Lessor, prior to shipment.

8. Upon redelivery of the Equipment, Lessee will return to Lessor all operator's manuals, maintenance manuals, drawings and any other publications issued with the Equipment by the OEM. These will include revisions to these documents published by the OEM during the term of the Lease.

9. During the term of the Lease, a record of maintenance performed on the Equipment will be maintained by Lessee. Upon request during the Lease term, Lessee will allow Lessor to examine the records. Upon redelivery of the Equipment, Lessee will provide a legible copy of the maintenance records to Lessor.

10. If Lessee does not elect to purchase the Equipment or renew the lease at the lease termination date, Lessee will store and maintain the Equipment, at Lessee's expense, for up to twelve (12) months after the termination date at a location and under conditions suitable to Lessor. Subsequent to any period of storage up to and including twelve (12) months, Lessee will, at Lessor's request, ship the Equipment, at Lessee's expense, to a location designated by Lessor.

11. Lessee will advise Lessor in writing of their decision to return the equipment a minimum of 180 days prior to Lease termination. Subsequent to that notification Lessee will make the fully operational equipment available for examination by prospective buyers secured by Lessor.

Lessee covenants and agrees that the Equipment will meet the above stated condition standards upon return of the Equipment pursuant to Section 11 of the Lease. If the Equipment does not meet such stated condition standards at that time, as determined by Lessor, Lessee agrees to pay to Lessor in cash on demand, the estimated fair market value costs of bringing the Equipment up to the agreed upon condition standards.

Date:  March 26, 1999              LESSEE:  PENDA CORPORATION

Attest/
Witness                    By:     /s/Samuel Mostkoff
       -----------------

                                   Title: Vice President



                                   LESSOR:  FIRSTAR LEASING SERVICES CORPORATION

                                   By:   /s/Thomas D. Russett

                                   Title: VP/Ops. Mgr.





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